Exhibit 10.19

AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to the authority granted to it by Morgan Stanley, Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley Supplemental Executive Retirement Plan (the “SERP”), effective as of such dates set forth herein, as follows:

1. Effective April 1, 2007, Section III, Participation in the Plan, is amended by adding the following to the end thereof:

“Notwithstanding the foregoing, if an employee was not a participant or eligible to become a Participant immediately before the merger of Morgan Stanley DW Inc. with and into Morgan Stanley & Co. Incorporated as of April 1, 2007, such employee shall not be eligible to become a Participant hereunder as a result of such merger or otherwise.”

2. Effective April 1, 2007, Appendix C, Provisions Relating to Certain Employees, is amended by adding the following to the end thereof:

“Morgan Stanley DW Inc. and Subsidiaries. Notwithstanding the foregoing, if an employee was not a participant or eligible to become a Participant immediately before the merger of Morgan Stanley DW Inc. with and into Morgan Stanley & Co. Incorporated as of April 1, 2007, such employee shall not be eligible to become a Participant hereunder as a result of such merger or otherwise.”

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of the 20th day of November, 2007.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY
Title:	Global Head of Human Resources